Exhibit 10.5

APTINYX INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this NON-EMPLOYEE DIRECTOR COMPENSATION POLICY of Aptinyx Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:	$30,000

Additional Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation and Management Development Committee Chair:	$10,000

Compensation and Management Development Committee member:	$5,000

Nominating and Corporate Governance Committee Chair:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of a stock option to purchase 80,000 shares shall be granted to each new non-employee director upon his or her election to the Board of Directors, which stock option shall vest over a three-year period with one-third of the option shares vesting on the first anniversary of the date of grant and the remaining two-thirds vesting in ratable monthly installments thereafter; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant expire ten years from the date of grant.

Annual Award: On each date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each continuing non-employee member of the Board, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) in the form of a stock option to purchase 40,000 shares of the Company’s common stock, which shall vest in ratable monthly installments over one year from the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant and expire ten years from the date of grant.

Expenses: The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted May 28, 2018, subject to effectiveness of the Company’s Registration Statement on Form S-1, and as amended on May 15, 2019 and August 26, 2020.